Exhibit 99.1

Mentor Graphics Reports Fiscal Second Quarter Results

WILSONVILLE, Ore.--(BUSINESS WIRE)--Mentor Graphics Corporation (Nasdaq:MENT) today announced fiscal second quarter revenue of $182.4 million, a GAAP loss of $.19 per share, and a non-GAAP loss of $.02 per share.

“Mentor Graphics continues to execute against its plan in an environment which remains challenging,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Our young and innovative product portfolio has enabled Mentor Graphics to continue to perform as customers adopt new process nodes. Customer adoption of leading-edge physical place and route technology at 45nm is accelerating, and is rapidly expanding Mentor’s base of Olympus-SoC users.”

During the quarter, the company unveiled its sub-45nm integrated circuit (IC) implementation strategy, blending the strengths of its Calibre® design for manufacturing (DFM), Olympus-SoC™ place and route, design for test (DFT) and yield learning solutions. The company also built on its leadership in automotive electrical system design with a new version of its CHS™ software. The company’s inFact™ intelligent testbench software was updated to allow it to automatically scale across a server farm of up to 1000 CPUs. The company announced that it had enhanced its award-winning support with personalized support web portals, allowing customers to quickly and easily access the support content they need.

The company made two acquisitions in the quarter. It acquired substantially all of the assets of Ponte Solutions to extend the company’s Calibre DFM product line. The company also acquired Flomerics, a market leading provider of thermal simulation and analysis tools.

“We predicted a tough environment this year, and we continue to see it. Despite this, the company performed better than our guidance for the quarter,” said Gregory K. Hinckley, president of Mentor Graphics. “We saw some bright spots in our newer products with Calibre DFM and automotive both performing quite well. Additionally, consulting was up 25% over last year. I view increased bookings in consulting as a leading indicator of an improving business climate. Lastly, our cost-saving initiatives are on track to meet or exceed our goals. Mentor is committed to delivering the most effective cost control program within the EDA industry.”

GUIDANCE

For fiscal 2009, the company continues to expect revenue growth of about 4% to $915 million, with non-GAAP earnings per share in the range of $1.05 - $1.10 and GAAP earnings per share in the range of $0.22 - $0.27. For fiscal third quarter, the company expects revenue of about $220 million with Non-GAAP earnings per share of approximately $.15 - $.20 and GAAP earnings of $0.03 - $0.08.

Discussion of Non-GAAP Financial Measures

Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin and net income (loss), which we refer to as non-GAAP gross margin, operating margin, and net income (loss), respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of purchased and other identified intangible assets, in-process research and development, special charges, equity plan-related compensation expenses and charges, and gains which management does not consider reflective of our core operating business.

Purchased and other identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, and employment agreements. In-process research and development charges represent products in development that had not reached technological feasibility at the time of acquisition. Special charges consist of post-acquisition rebalance costs including severance and benefits, excess facilities, and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that we would accrue using a normalized effective tax rate applied to the non-GAAP results.

During the six months ended July 31, 2007, we excluded $164 thousand of interest expense attributable to net retirement premiums and write-offs of debt issuance costs. The amounts were expensed in connection with the refinancing or repurchase of certain convertible debt. The amounts were excluded as management does not consider these transactions a part of its core operating performance. There were no debt repurchases during the six months ended July 31, 2008.

During the six months ended July 31, 2008, we excluded $643 thousand of equity in losses of unconsolidated entities. The amounts represent our equity in the losses of a common stock investment accounted for under the equity method. The amounts were excluded as management does not consider these transactions a part of its core operating performance. We had no equity in unconsolidated entities during the six months ended July 31, 2007.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP EPS is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

  Amortization charges for our purchased and other identified intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.
  Special charges are primarily severance related and are due to our reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in our annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.
  In-process research and development charges are largely disregarded as acquisition decisions are made, since they often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.
  Management supplementally considers performance without the impact of equity plan-related compensation charges and believes this information is useful to investors to compare our performance to the performance of other companies in our industry who present non-GAAP results adjusted to exclude stock compensation expense. We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that should be an element of evaluating core operations in any given period. We therefore exclude these charges for purposes of evaluating our core performance.
  Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which we operate. This non-GAAP weighted average tax rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the six months ended July 31, 2008, is 36% after consideration of discrete items. Without discrete items of $1,425 thousand, our GAAP tax rate is 38%. Inclusive of discrete items, our full fiscal year 2009 GAAP tax rate is projected to be 46%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability.

Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

  Amortization of purchased intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  We regularly engage in acquisition and assimilation activities as part of our ongoing business and therefore we will continue to experience special charges and in-process research and development charges on a regular basis. These costs also directly impact our available funds.
  Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $850 million and employs approximately 4,500 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

Mentor Graphics and Calibre are registered trademarks and Olympus, CHS and inFact are trademarks of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) reductions in the spending on the company’s products and services by its customers due to cyclical downturns; (ii) weakness or recession in the US or other economies; (iii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iv) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the company’s quarterly results of operations, (x) an industry downturn that could lead to smaller customer renewals, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
Revenues:
System and software	$95,830	$127,884	$192,673	$245,769
Service and support	86,574	82,049	168,938	158,654
Total revenues	182,404	209,933	361,611	404,423
Cost of revenues: (1)
System and software	4,356	7,354	9,638	11,842
Service and support	24,030	23,067	49,372	45,250
Amortization of purchased technology	1,992	2,332	5,230	5,374
Total cost of revenues	30,378	32,753	64,240	62,466
Gross margin	152,026	177,180	297,371	341,957
Operating expenses:
Research and development (2)(a)	64,251	65,063	128,633	123,922
Marketing and selling (3)	72,799	75,139	149,447	147,699
General and administration (4)	24,099	23,957	47,160	46,897
Other general expense (income), net	(273)	14	(437)	(216)
Amortization of intangible assets (5)	2,537	2,279	4,970	3,657
Special charges (6)	3,235	(8)	12,885	4,045
In-process research and development (7)	15,285	4,100	15,285	4,100
Total operating expenses	181,933	170,544	357,943	330,104
Operating income (loss)	(29,907)	6,636	(60,572)	11,853
Other income, net (8)	628	1,651	3,003	2,935
Interest expense (9)	(3,798)	(4,941)	(7,960)	(10,059)
Income (loss) before income tax	(33,077)	3,346	(65,529)	4,729
Income tax expense (benefit) (10)(a)	(15,796)	1,165	(23,345)	2,056
Minority interest in net loss of subsidiary	(89)	-	(89)	-
Net income (loss)	$(17,192)	$2,181	$(42,095)	$2,673
Net income (loss) per share:
Basic	$(0.19)	$0.02	$(0.46)	$0.03
Diluted	$(0.19)	$0.02	$(0.46)	$0.03
Weighted average number of shares outstanding:
Basic	91,352	87,526	91,054	86,361
Diluted	91,352	89,351	91,054	88,704

Refer to following page for a description of footnotes.

(a)	For the July 31, 2007 presentation, the French research and development credit was reclassified from Income tax expense (benefit) to Research and development. The reclassifications were made for consistency in presentation with the current year.

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under "Discussion of Non-GAAP Financial Measures."

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
(1) Cost of revenues:
Equity plan-related compensation	$375	$200	$751	$361
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets	1,992	2,332	5,230	5,374
	$2,367	$2,532	$6,084	$5,735

(2) Research and development:
Equity plan-related compensation	$2,919	$1,690	$5,851	$2,939

(3) Marketing and selling:
Equity plan-related compensation	$2,116	$1,154	$4,221	$2,121

(4) General and administration:
Equity plan-related compensation	$2,174	$1,407	$3,312	$2,095

(5) Amortization of intangible assets:
Amortization of purchased intangible assets	$2,537	$2,279	$4,970	$3,657

(6) Special charges:
Rebalance and restructuring costs	$3,235	$(8)	$12,885	$4,045

(7) In-process research and development
In-process research and development	$15,285	$4,100	$15,285	$4,100

(8) Other income, net:
Equity in losses of unconsolidated entities	$475	$-	$643	$-

(9) Interest expense:
Debt retirement costs	$-	$-	$-	$164

(10) Income tax benefit:
Income tax effects	$(15,461)	$(1,640)	$(21,258)	$(2,973)

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP net income (loss)	$(17,192)	$2,181	$(42,095)	$2,673
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	375	200	751	361
Research and development (R&D)	2,919	1,690	5,851	2,939
Marketing and selling	2,116	1,154	4,221	2,121
General and administration, and other	2,174	1,407	3,312	2,095
System and software cost of revenues (2)	-	-	103	-
Acquisition - related items:
Amortization of purchased intangible assets
Cost of revenues (3)	1,992	2,332	5,230	5,374
Amortization of intangible assets (4)	2,537	2,279	4,970	3,657
In-process R&D (5)	15,285	4,100	15,285	4,100
Special charges (6)	3,235	(8)	12,885	4,045
Other income, net (7)	475	-	643	-
Interest expense (8)	-	-	-	164
Income tax effects (9)	(15,461)	(1,640)	(21,258)	(2,973)
Total of non-GAAP adjustments	15,647	11,514	31,993	21,883
Non-GAAP net income (loss)	$(1,545)	$13,695	$(10,102)	$24,556

GAAP weighted average shares (diluted)	91,352	89,351	91,054	88,704
Non-GAAP adjustment	-	-	-	-
Non-GAAP weighted average shares (diluted)	91,352	89,351	91,054	88,704

GAAP net income (loss) per share (diluted)	$(0.19)	$0.02	$(0.46)	$0.03
Non-GAAP adjustments detailed above	0.17	0.13	0.35	0.25
Non-GAAP net income (loss) per share (diluted)	$(0.02)	$0.15	$(0.11)	$0.28

(1)	Equity plan-related compensation expense recognized in accordance with SFAS 123R.
(2)	Amount represents the write-off of prepaid royalty amounts associated with the closure of our Intellectual Property division.
(3)	Amount represents amortization of capitalized purchased intangible assets resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(4)	Purchased intangible assets are amortized to other operating expense over two to five years. Purchased intangible assets include tradenames, employment agreements, customer relationships and deferred compensation which are the result of acquisition transactions.
(5)	Three and six months ended July 31, 2008: A write off of $1,300 for in-process research and development related to the Ponte acquisition and $13,985 related to the acquisition of technology which had not yet reached technological feasibility and provided no alternative future uses. The technology is expected to be the basis for a new offering in the Calibre product family once development is completed.
	Three and six months ended July 31, 2007: A write off of $4,100 for in-process research and development related to the Sierra acquisition.
(6)	Three months ended July 31, 2008: Special charges consist of (i) $730 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $1,513 related to the abandonment of excess leased facility space, (iii) $1,073 in fees incurred in response to the unsolicited bid by Cadence Design Systems, and (iv) ($81) in other costs and adjustments, net.
	Three months ended July 31, 2007: Special charges consist of (i) $714 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $(721) related to reoccupation of a previously abandoned facility, and (iii) ($1) in other costs and adjustments, net.
	Six months ended July 31, 2008: Special charges consist of (i) $8,844 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $2,956 related to the abandonment of excess leased facility space, (iii) $1,073 in fees incurred in response to the unsolicited bid by Cadence Design Systems, (iv) $93 in fixed asset write-offs related to the closure of our Intellectual Property division, and (v) ($81) in other costs and adjustments, net.
	Six months ended July 31, 2007: Special charges consist of (i) $4,683 of costs incurred for employee rebalances consisting of severance benefits, notice pay and outplacement services, (ii) $100 for a wind-up services agreement related to the liquidation of a subsidiary, (iii) $(721) related to reoccupation of a previously abandoned facility, and (iv) ($17) resulting from the true-up of previously accrued items.
(7)	Amount represents our equity in the loss of an investment accounted for under the equity method.
(8)	Premium and unamortized debt costs related to the redemption of convertible debt.
(9)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP gross margin	$152,026	$177,180	$297,371	$341,957
Reconciling items to non-GAAP gross margin
Equity plan-related compensation	375	200	751	361
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets	1,992	2,332	5,230	5,374
Non-GAAP gross margin	$154,393	$179,712	$303,455	$347,692

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP gross margin as a percent of total revenue	83%	84%	82%	85%
Non-GAAP adjustments detailed above	2%	2%	2%	1%
Non-GAAP gross margin as a percent of total revenue	85%	86%	84%	86%

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP operating expenses	$181,933	$170,544	$357,943	$330,104
Reconciling items to non-GAAP operating expenses
Equity plan-related compensation	(7,209)	(4,251)	(13,384)	(7,155)
Amortization of purchased intangible assets	(2,537)	(2,279)	(4,970)	(3,657)
Rebalance and restructuring costs	(3,235)	8	(12,885)	(4,045)
In-process research and development	(15,285)	(4,100)	(15,285)	(4,100)
Non-GAAP operating expenses	$153,667	$159,922	$311,419	$311,147

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP operating income (loss)	$(29,907)	$6,636	$(60,572)	$11,853
Reconciling items to non-GAAP operating income
Equity plan-related compensation	7,584	4,451	14,135	7,516
Prepaid royalty costs	-	-	103	-
Amortization of purchased intangible assets:
Cost of revenues	1,992	2,332	5,230	5,374
Amortization of intangible assets	2,537	2,279	4,970	3,657
Rebalance and restructuring costs	3,235	(8)	12,885	4,045
In-process research and development	15,285	4,100	15,285	4,100
Non-GAAP operating income (loss)	$726	$19,790	$(7,964)	$36,545

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP operating margin as a percent of total revenue	-16%	3%	-17%	3%
Non-GAAP adjustments detailed above	16%	6%	15%	6%
Non-GAAP operating margin as a percent of total revenue	0%	9%	-2%	9%

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP other income, net and interest expense	$(3,170)	$(3,290)	$(4,957)	$(7,124)
Reconciling items to non-GAAP other income, net and interest expense
Equity in losses of unconsolidated entities	475	-	643	-
Debt retirement costs	-	-	-	164
Non-GAAP other income, net and interest expense	$(2,695)	$(3,290)	$(4,314)	$(6,960)

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2008	2008
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$102,036	$126,215
Restricted cash	5,910	-
Trade accounts receivable, net	95,281	175,564
Term receivables, short-term	144,058	157,077
Income taxes receivable	27,614	-
Prepaid expenses and other	45,192	38,051
Deferred income taxes	12,622	9,574

Total current assets	432,713	506,481
Property, plant, and equipment, net	107,718	100,421
Term receivables, long-term	119,092	134,059
Goodwill and intangible assets, net	448,441	451,881
Unallocated purchase price of Flomerics Group, PLC acquisition	40,816	-
Other assets	45,275	45,271

Total assets	$1,194,055	$1,238,113

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$6,169	$14,178
Accounts payable	17,421	23,634
Income taxes payable	-	6,675
Accrued payroll and related liabilities	50,984	78,948
Accrued liabilities	54,908	40,697
Deferred revenue	141,442	154,821

Total current liabilities	270,924	318,953
Long-term notes payable	201,102	201,102
Deferred revenue, long-term	20,011	18,977
Other long-term liabilities	72,198	59,914
Total liabilities	564,235	598,946

Minority interest	691	-

Stockholders' equity:
Common stock	558,922	531,153
Retained earnings	29,055	71,150
Accumulated other comprehensive income	41,152	36,864
Total stockholders' equity	629,129	639,167

Total liabilities and stockholders' equity	$1,194,055	$1,238,113

MENTOR GRAPHICS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION
(In thousands, except days sales outstanding)

	Three Months Ended		Six Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
Operating activities
Net income (loss)	$(17,192)	$2,181	$(42,095)	$2,673
Depreciation and amortization (1)	12,986	11,927	26,977	23,451
Other adjustments to reconcile:
Operating cash	21,658	6,212	28,220	10,406
Changes in working capital	(19,274)	(3,772)	30,035	(31,047)

Net cash provided by (used in) operating activities	(1,822)	16,548	43,137	5,483

Investing activities
Net cash used in investing activities	(41,867)	(56,440)	(77,543)	(48,403)

Financing activities
Net cash provided by financing activities	10,727	7,706	6,915	13,049

Effect of exchange rate changes on cash and cash equivalents	(204)	(123)	238	803

Net change in cash and cash equivalents	(33,166)	(32,309)	(27,253)	(29,068)
Cash and cash equivalents at beginning of period	123,839	98,473	117,926	95,232

Cash and cash equivalents at end of period	$90,673	$66,164	$90,673	$66,164

(1)	Depreciation and amortization includes a write-off of note issuance costs in the amount of $62 for the six months ending July 31, 2007.

Other data:
Capital expenditures	$10,799	$11,092	$19,773	$20,154
Days sales outstanding	118	116	-	-

MENTOR GRAPHICS CORPORATION
UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION
(Rounded to nearest 5%)

	FY 2009			Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Bookings (a)	Q1	Q2	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	15%	20%	20%	15%	20%	20%	15%	20%	10%	15%	20%	20%	20%
IC Design to Silicon	40%	30%	35%	40%	35%	30%	40%	35%	50%	40%	35%	25%	35%
Scalable Verification	20%	20%	20%	20%	25%	20%	20%	25%	20%	25%	25%	30%	25%
New & Emerging Products	10%	20%	15%	15%	15%	20%	20%	15%	10%	15%	15%	20%	15%
Services & Other (b)	15%	10%	10%	10%	5%	10%	5%	5%	10%	5%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009			Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Product Group Revenue (a)	Q1	Q2	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Integrated Systems Design	20%	20%	20%	20%	20%	25%	20%	20%	25%	20%	25%	25%	25%
IC Design to Silicon	40%	30%	35%	40%	40%	25%	30%	35%	35%	30%	30%	25%	30%
Scalable Verification	20%	25%	25%	20%	20%	25%	30%	25%	20%	25%	30%	30%	25%
New & Emerging Products	10%	15%	15%	10%	15%	15%	15%	15%	10%	15%	10%	15%	15%
Services & Other (b)	10%	10%	5%	10%	5%	10%	5%	5%	10%	10%	5%	5%	5%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009			Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Geography	Q1	Q2	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	30%	35%	50%	40%	45%	30%	40%	30%	50%	40%	65%	50%
Europe	35%	35%	35%	25%	30%	15%	30%	25%	30%	20%	20%	20%	25%
Japan	15%	20%	15%	10%	10%	20%	20%	15%	25%	10%	20%	5%	10%
Pac Rim	10%	15%	15%	15%	20%	20%	20%	20%	15%	20%	20%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009			Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenue by Geography	Q1	Q2	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
North America	40%	35%	40%	50%	55%	40%	40%	45%	35%	45%	45%	55%	45%
Europe	30%	30%	30%	25%	20%	25%	30%	25%	30%	20%	25%	25%	25%
Japan	20%	20%	20%	15%	10%	20%	15%	15%	20%	15%	20%	10%	15%
Pac Rim	10%	15%	10%	10%	15%	15%	15%	15%	15%	20%	10%	10%	15%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009			Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Bookings by Business Model (c)	Q1	Q2	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	20%	20%	30%	25%	30%	10%	20%	30%	30%	25%	20%	25%
Ratable	25%	20%	20%	20%	20%	10%	10%	15%	25%	20%	10%	10%	15%
Up Front	55%	60%	60%	50%	55%	60%	80%	65%	45%	50%	65%	70%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	FY 2009			Fiscal year ended January 31, 2008					Fiscal year ended December 31, 2006
Revenue by Business Model (c)	Q1	Q2	YEAR	Q1	Q2	Q3	Q4	YEAR	Q1	Q2	Q3	Q4	YEAR
Perpetual	20%	20%	20%	25%	20%	20%	15%	20%	30%	30%	20%	25%	25%
Ratable	20%	20%	20%	15%	15%	20%	10%	15%	15%	15%	15%	10%	15%
Up Front	60%	60%	60%	60%	65%	60%	75%	65%	55%	55%	65%	65%	60%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a) Product Group Bookings excludes support bookings for all sub-flow categories.
(b) Product Group Revenue includes support revenue for each sub-flow category as appropriate.
(c) Bookings and Revenue by Business Model are System and Software only.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECLASSIFICATION OF FRENCH RESEARCH & DEVELOPMENT CREDIT
(In thousands)

	Quarter Ended
	April 30,
Fiscal year ended January 31, 2009	2008

Research and development expense prior to reclassification	$65,497
French research credit	(1,115)
Research and development expense after reclassification	$64,382

Income tax expense prior to reclassification	$(6,079)
French research credit	(1,470)
Income tax expense after reclassification	$(7,549)

	Quarter Ended		Year-to-Date
	April 30,	July 31,	July 31,
Fiscal year ended January 31, 2008	2007	2007	2007

Research and development expense prior to reclassification	$59,190	$65,468	$124,658
French research credit	(331)	(405)	(736)
Research and development expense after reclassification	$58,859	$65,063	$123,922

Income tax expense prior to reclassification	$762	$1,034	$1,796
French research credit	129	131	260
Income tax expense after reclassification	$891	$1,165	$2,056

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE GUIDANCE

The following table reconciles management's estimates of the specific items excluded from GAAP in the calculation of expected non-GAAP earnings per share for the periods shown below:

	Q3 FY09	FY09
Diluted GAAP net earnings per share	$0.03 to 0.08	$0.22 to 0.27
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.02	0.10
Amortization of other identified intangible assets (2)	0.03	0.10
Equity plan-related compensation (3)	0.08	0.31
Equity in loss of unconsolidated entities (4)	0.00	0.01
Special Charges (5)	-	0.30
Income tax effects (6)	(0.01)	0.01
Non-GAAP net income	$0.15 to 0.20	$1.05 to 1.10

(1)	Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years. The guidance for fiscal year 2009 (FY09) assumes no additional acquisitions and does not include the impact of the Flomerics acquisition which is unallocated as of July 31, 2008.
(2)	Excludes amortization of other identified intangible assets including trade names, employment agreements and customer relationships resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for FY09 assumes no additional acquisitions and does not include the impact of the Flomerics acquisition which is unallocated as of July 31, 2008.
(3)	Excludes equity plan-related compensation expense recognized in accordance with SFAS 123R, Share-Based Payment.
(4)	Projected loss on equity interest in technology investment.
(5)	Excludes special charges incurred during the first six months of FY09 consisting primarily of costs incurred for in-process research and development, facility closures, and employee rebalances, which includes severance benefits, notice pay, and outplacement services. Fees associated with the unsolicited bid by Cadence Design Systems are included in special charges. The impact of in-process research and development charges associated with the Flomerics acquisition was unallocated at July 31, 2008 and its impact on Q3 FY09 special charges is not forecasted at this time.
(6)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our GAAP pre-tax income and the application of the 17% tax rate to our non-GAAP adjustments.

CONTACT:
Mentor Graphics
Media Contact
Ryerson Schwark, 503-685-1462
ry_schwark@mentor.com
or
Investor Contact
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com